FOURTH AMENDMENT
THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of February 15, 2021, (the “Effective Date”) by and between IRVINE EASTGATE OFFICE I LLC, a Delaware limited liability company, hereafter called “Landlord,” and BIONANO GENOMICS, INC., a Delaware corporation, hereafter called “Tenant.”
RECITALS
A.    Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated January 16, 2012, which lease has been previously amended by a First Amendment to Lease dated September 10, 2013, a Second Amendment dated July 1, 2015 and a Third Amendment dated December 19, 2019 (the “Third Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 19,216 rentable square feet (the “Original Premises”) described as Suite Nos. 100 and 155 on the 1st floor of the building located at 9540 Towne Centre Drive, San Diego, California (the “9540 Building”).
B.    Tenant has requested that additional space containing approximately 16,607 rentable square feet (the “Suite 100 Expansion Space”) on the 1st floor of the building located at 9640 Towne Centre Drive, San Diego, California (the “9640 Building”) as shown on Exhibit A (attached hereto) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
I.Suite 100 Expansion and Effective Date.
i.The Term for the Suite 100 Expansion Space shall commence (“Suite 100 Expansion Effective Date”) on the earlier of (a) 7 days following the Effective Date, or (b) the date Tenant commences its business activities within the Suite 100 Expansion Space, and shall expire upon the Second Extended Expiration Date (i.e. December 31, 2025). The Suite 100 Expansion Effective Date is estimated to be no later than March 1, 2021 (“Suite 100 Estimated Expansion Effective Date”). Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 100 Expansion Effective Date Memorandum”) the actual Suite 100 Expansion Effective Date; should Tenant fail to execute and return the Suite 100 Expansion Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Suite 100 Expansion Effective Date as set forth in the Suite 100 Expansion Effective Date Memorandum shall be conclusive. Effective as of the Suite 100 Expansion Effective Date, the “Floor Area of Premises” defined in Item 8 of the Basic Lease Provisions of the Lease shall be amended to “(i) approximately 19,216 rentable square feet located at the 9540 Building and (ii) approximately 16,607 rentable square feet located at the 9640 Building” and the “Floor Area of Building” defined in Item 8 of the Basic Lease Provisions of the Lease shall be amended to “(i) approximately 63,412 rentable square feet for the 9540 Building and approximately 34,612 rentable square feet for the 9640 Building.”

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ii.Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of the Suite 100 Expansion Space to Tenant on or before the Suite 100 Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Suite 100 Expansion Space and the Suite 100 Expansion Effective Date shall not occur until the Suite 100 Expansion Effective Date occurs.
II.Basic Rent. In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Landlord Basic Rent for the Suite 100 Expansion Space as follows:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
Suite 100 Expansion Effective Date to 12/31/21	$2.65	$44,008.55
1/1/22 to 12/31/22	$2.77	$46,001.39
1/1/23 to 12/31/23	$2.89	$47,994.23
1/1/24 to 12/31/24	$3.02	$50,153.14
1/1/25 to 12/31/25	$3.16	$52,478.12

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default beyond applicable cure periods, Tenant shall be entitled to an abatement of 4 full calendar months of Basic Rent for the Suite 100 Expansion Space in the aggregate amount of $176,034.20 (i.e. $44,008.55 per month) (the “Suite 100 Expansion Space Abated Basic Rent”) for the 2nd, 3rd, 4th and 5th full calendar months of the Term (the “Suite 100 Expansion Space Abatement Period”). In the event Tenant Defaults beyond any applicable cure periods at any time during the Term, the remaining unamortized portion of the Suite 100 Expansion Space Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Suite 100 Expansion Space Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. Only Basic Rent shall be abated during the Suite 100 Expansion Space Abatement Period and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.
All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.
III.Project Costs and Property Taxes. For the period commencing on the Suite 100 Expansion Effective Date and ending on the Second Extended Expiration Date, Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Suite 100 Expansion Space in accordance with the terms of the Lease.
IV.Additional Security Deposit/Letter of Credit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver a cash security deposit in the sum of $57,729.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Accordingly, the cash Security Deposit is increased from $30,507.00 to $88,236.00.
In addition to the cash Security Deposit, Landlord is currently holding a letter of credit in the amount of $150,000.00 (“Letter of Credit”) pursuant to Section V of the Second Amendment. Provided (a) Tenant has not been in Default at any time during the Term beyond applicable cure periods, (b) Tenant achieves a positive payment history, and (c) Tenant has a tangible net worth

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equal to at least $25M (“Financial Criteria”), the Letter of Credit shall be terminated effective as of January 22, 2022. If Tenant is entitled to terminate the Letter of Credit, Tenant shall provide Landlord with written notice requesting that the Letter of Credit be terminated as provided herein (the “LOC Termination Notice”) along with reasonable documentation requested by Landlord that Tenant has met the Financial Criteria on or prior to December 1, 2021. If Tenant provides Landlord with a LOC Termination Notice, and Tenant is entitled to terminate the Letter of Credit as provided herein, Landlord shall promptly return the original Letter of Credit to Tenant. In addition, commencing on December 1, 2022, Tenant shall be required to provide Landlord with Financial Criteria evidencing Tenant’s net worth. If, at any time during the Term, (i) Tenant fails to provide Landlord with the Financial Criteria despite demand to provide the same, (ii) Tenant’s tangible net worth is less than $25M, or (iii) Tenant is in Default beyond applicable cure periods, Tenant shall reinstate the Letter of Credit in the amount of $150,000 to Landlord within 30 days of Landlord’s written request.
V.Improvements to Suite 100 Expansion Space.
i.Condition of Suite 100 Expansion Space. Tenant has inspected the Suite 100 Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.
ii.Tenant Improvements. Landlord shall cause its contractor to make such improvements to the Suite 100 Expansion Space as may be specified by Tenant and approved by Landlord, such specification and approval to be completed not later than April 30, 2021 (“Tenant Improvements”). Landlord hereby approves of the Tenant Improvements to include installing glass partitions in the ground floor common area and removing the two existing doors in order to separate/designate the ground floor restrooms and adjacent hallway for Tenant’s exclusive use as shown in Exhibit B. All such improvements shall be set forth at one time by Tenant as part of a single plan, it being understood that Landlord shall not be required to undertake multiple jobs. All materials and finishes utilized in completing the Tenant Improvements shall be Landlord’s building standard. Should Landlord submit any matter to Tenant for approval, Tenant shall approve or reasonably disapprove same (with reasons specified) within 5 business days.
Landlord’s total contribution for the Tenant Improvements shall not exceed $166,070.00 (“Landlord Contribution”). It is understood that Landlord shall be entitled to a supervision/administrative fee equal to 3% of the total hard and soft construction cost, which fee shall be paid from the Landlord Contribution. Any excess cost shall be borne solely by Tenant and shall be paid to Landlord within 10 days following Landlord’s billing for such excess cost. Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant as part of the single improvement project on or before December 31, 2021 shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply any such savings toward additional work.
It is understood that the Tenant Improvements shall be done during Tenant’s occupancy of the Suite 100 Expansion Space. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result and that no rental abatement shall result while the Tenant Improvements are completed in the Premises. Landlord shall use commercially reasonable efforts to perform the Tenant Improvements such that it minimizes disruption to Tenant’s business activities, which may include working after hours and on weekends as requested by Tenant.
VI.Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” effective as of the Suite 100 Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease

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from Landlord, an additional 66 unreserved parking passes free of charge through the Second Extended Expiration Date. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time.
VII.SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of the Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.
VIII.Exterior Signage.
1.Eyebrow Signage. As of the date hereof, Tenant maintains one non-exclusive eyebrow sign at the 9640 Building (the “Eyebrow Signage”) in accordance with Section 3 of Exhibit G of the Lease. Section VII.D.1 of the Third Amendment requires that Tenant remove such Eyebrow Signage; provided, however, Landlord and Tenant hereby acknowledge and agree that such requirement shall no longer apply. Accordingly, Section VII.D.1 of the Third Amendment is hereby deleted in its entirety and is of no further force or effect. Further, the parties acknowledge and agree that Tenant shall be permitted to retain the Eyebrow Signage at the 9640 Building in accordance with the terms of the Lease through the Second Extended Expiration Date.
2.Building Top Signage. Provided that Tenant is not in Default beyond any applicable cure periods, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease, Tenant shall have the right to install one non-exclusive exterior sign at the top of the 9540 Building at a location pre-determined by Landlord (the “9540 Building Exterior Signage”), which signage shall consist only of the name “Bionano Genomics, Inc.”. The type and design of such signage shall be subject to the prior written approval of Landlord and the City of San Diego, and shall be consistent with Landlord’s signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the 9540 Building Exterior Signage. Should Tenant fail to have the 9540 Building Exterior Signage installed on or prior to 12 months following the Effective Date, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without the prior consent of Landlord. Tenant’s signage right shall belong solely to Bionano Genomics, Inc. and may not be transferred or assigned (except in connection with assignment Permitted Transfer of the Lease as described in Section 9.1(e) thereof) without Landlord’s prior written consent which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant (together with any of Tenant’s assignees or subtenants pursuant to a Permitted Transfer), exclusive of any other subtenant(s), fails to occupy 100% of the Original Premises in the 9540 Building, then Tenant shall, within thirty (30) days following notice from Landlord, remove the 9540 Building Exterior Signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the 9540 Building that are reasonably necessary due to the removal.
IX.Deleted Provision. Section VII.D.2 of the Third Amendment entitled “Building Top Signage” is hereby deleted in its entirety and of no further force or effect.

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X.GENERAL.
i.Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.
ii.Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
iii.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.
iv.Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
v.Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.
vi.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”
vii.Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.
viii.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. (“Tenant’s

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Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
ix.Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
x.Nondisclosure of Terms. Except to the extent disclosure is required by law or to its respective financial, legal, space planning consultants and prospective subtenants or assignees, Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.
[Signature page follows]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD: IRVINE EASTGATE OFFICE I LLC, a Delaware limited liability company By: /s/ Steven M. Case Steven M. Case Executive Vice President, Leasing & Marketing Office Properties	TENANT: BIONANO GENOMICS, INC., a Delaware corporation By: /s/ Erik Holmlin Printed Name: Erik Holmlin Title: CEO
By: /s/ Kristopher J. Kopensky Kristopher J. Kopensky Vice President, Operations Office Properties	By: /s/ Mark T. Oldakowski Printed Name: Mark T. Oldakowski Title: COO

AH

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EXHIBIT A
OUTLINE AND LOCATION OF SUITE 100 EXPANSION SPACE
9640 Towne Centre Drive, Suite 100

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EXHIBIT B
ILLUSTRATION OF RESTROOMS BEING REMOVED FROM COMMON AREA
FOR TENANT’S EXCLUSIVE USE

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